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                                                                     EXHIBIT 5.1

                                                                August 22, 2000.


Maxcom Telecomunicaciones, S.A. de C.V.
Magdalena No. 211
Col. del Valle
3100     Mexico, D.F.
Mexico


                                Re: Maxcom Telecomunicaciones, S.A. de C.V.
                                    Registration Statement No. 333-11910


Gentlemen:

       We have acted as special Mexican counsel to Maxcom Telecomunicaciones, S.A. de C.V. ("Maxcom") and Corporativo en Telecomunicaciones, S.A. de C.V., and in such capacity have reviewed the above referred Registration Statement (the "Registration Statement"), and the forms of agreements filed as Exhibits thereto (the "Agreements"), pursuant to which Maxcom proposes to exchange up to U.S.$300,000,000 aggregate principal amount of its 13 3/4 % Series B Senior Notes due 2007 (the "New Notes") for a like principal amount of its 13 3/4 % Senior Notes due 2007 (the "Old Notes").

       In such examination, we have assumed (i) the genuineness of all signatures and (ii) the authenticity of all documents submitted to us as originals the conformity to original documents of documents submitted to us as forms or certified or photostatic copies and the authenticity of the originals of such latter documents.

       It is our opinion that under and with respect to the present laws of the United Mexican States, the New Notes have been duly authorized and, when executed and delivered by Maxcom and countersigned by The Bank of New York, as Trustee, pursuant to the Indenture dated as of March 17, 2000, and delivered to and exchanged for the Old Notes by the holders as contemplated by the Registration Statement, will constitute valid and legally binding direct, general and unconditional obligations of Maxcom, enforceable in accordance with their terms, subject to bankruptcy, suspension of payments (suspension de pagos), insolvency, reorganization, moratorium, or similar laws now or hereafter in effect affecting the enforcement of creditor's rights generally.


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       In acting as special Mexican counsel to Maxcom in connection with the issuance of the Old Notes, we rendered an opinion dated March 17, 2000. The foregoing opinion is subject to the same qualifications and assumptions made in our opinion referred to in this paragraph.

       We hereby consent to the filing of this opinion with the Registration Statement and to the reference to ourselves under the caption "Business - Enforceability of civil liabilities against foreign persons", "Mexican Taxation" and "Legal Matters" in the Registration Statement.




                             Very truly yours,

                             /s/Santamarina y Steta, S.C.

                             Santamarina y Steta, S.C.
                             Mexican counsel to Maxcom Telecomunicaciones, S.A. de C.V. and Corporativo en
                             Telecomunicaciones, S.A. de C.V.